Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-268237

Dated November 13, 2024

Cardinal Health, Inc.

Pricing Term Sheet

$2,900,000,000 aggregate principal amount of Notes offered

4.700% Notes due 2026 (the “2026 Notes”)

5.000% Notes due 2029 (the “2029 Notes”)

5.350% Notes due 2034 (the “2034 Notes”)

5.750% Notes due 2054 (the “2054 Notes”)

Issuer:	Cardinal Health, Inc.

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB (S/S/S)

Trade Date:	November 13, 2024

Settlement Date**:	T+7; November 22, 2024

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc. PNC Capital Markets LLC

Senior Co-Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

Co-Managers:	Standard Chartered Bank Huntington Securities, Inc. Truist Securities, Inc. U.S. Bancorp Investments, Inc.

2026 Notes

Principal Amount Offered:	$500,000,000

Maturity Date:	November 15, 2026

Coupon:	4.700%

Price to Public:	99.926% of principal amount

Net Proceeds to Issuer (after the Underwriting Discount but before expenses):	$497,880,000

Benchmark Treasury:	4.125% due October 31, 2026

Benchmark Treasury Price / Yield:	99-22 1/8 / 4.290%

Spread to Benchmark Treasury:	+45 basis points

Yield to Maturity:	4.740%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing May 15, 2025

Make-whole Call:	At any time prior to November 15, 2026 at a discount rate of Treasury plus 10 basis points

CUSIP/ISIN:	14149Y BQ0 / US14149YBQ08

2029 Notes

Principal Amount Offered:	$750,000,000

Maturity Date:	November 15, 2029

Coupon:	5.000%

Price to Public:	99.966% of principal amount

Net Proceeds to Issuer (after the Underwriting Discount but before expenses):	$745,245,000

Benchmark Treasury:	4.125% due October 31, 2029

Benchmark Treasury Price / Yield:	99-06 / 4.308%

Spread to Benchmark Treasury:	+70 basis points

Yield to Maturity:	5.008%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing May 15, 2025

Make-whole Call:	At any time prior to October 15, 2029 at a discount rate of Treasury plus 15 basis points

Par Call:	On or after October 15, 2029 at 100%

CUSIP/ISIN:	14149Y BR8 / US14149YBR80

2034 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	November 15, 2034

Coupon:	5.350%

Price to Public:	99.719% of principal amount

Net Proceeds to Issuer (after the Underwriting Discount but before expenses):	$990,690,000

Benchmark Treasury:	4.250% due November 15, 2034

Benchmark Treasury Price / Yield:	98-11 / 4.457%

Spread to Benchmark Treasury:	+93 basis points

Yield to Maturity:	5.387%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing May 15, 2025

Make-whole Call:	At any time prior to August 15, 2034 at a discount rate of Treasury plus 15 basis points

Par Call:	On or after August 15, 2034 at 100%

CUSIP/ISIN:	14149Y BS6/ US14149YBS63

2054 Notes

Principal Amount Offered:	$650,000,000

Maturity Date:	November 15, 2054

Coupon:	5.750%

Price to Public:	99.605% of principal amount

Net Proceeds to Issuer (after the Underwriting Discount but before expenses):	$641,745,000

Benchmark Treasury:	4.250% due August 15, 2054

Benchmark Treasury Price / Yield:	93-19+ / 4.648%

Spread to Benchmark Treasury:	+113 basis points

Yield to Maturity:	5.778%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing May 15, 2025

Make-whole Call:	At any time prior to May 15, 2054 at a discount rate of Treasury plus 20 basis points

Par Call:	On or after May 15, 2054 at 100%

CUSIP/ISIN:	14149Y BT4 / US14149YBT47

*

Note: The ratings above are not a recommendation to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other securities rating.

**

Note: We expect that delivery of the notes will be made against payment therefor on or about November 22, 2024, which will be the seventh business day following the date of pricing of the notes, or “T+7.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the sixth business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the sixth business day before delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at +1-800-294-1322, J.P. Morgan Securities LLC at +1-212-834-4533 or Wells Fargo Securities, LLC at +1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.